UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

KraneShares Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Krane Funds Advisors, LLC 280 Park Avenue 32nd Floor New York, NY 10017

Dear KraneShares Shareholder,

As we approach our Annual Shareholder Meeting in June 2026, I want to personally ask for a few minutes of your time to cast your proxy vote.

KraneShares is in the process of a change in ownership whereby management, who founded the firm in 2013, and other officers and employees of Krane will acquire controlling ownership interest in the firm. We are optimistic about the future of our business, and this transaction reflects our shared commitment to the firm and its future. This proposal has been carefully reviewed and unanimously approved by our Board of Trustees. ISS and Glass Lewis, leading proxy voting advisory firms, have also recommended voting in favor of the change of control.

The proxy requires a quorum of shareholder votes to be approved. For this vote, we need the majority of shareholders who held our funds as of February 2026 to cast their vote. Your participation matters, and we need your support to finalize this change. I encourage you to vote at your earliest convenience so we can meet the requirements and continue serving you and your funds.

Voting is simple. If you received a control number in the mail or by e-mail, you can cast your ballot online at proxyvote.com. You can also vote by phone at 1-888-331-7160 (live representatives available Monday–Friday, 9 a.m.–10 p.m. ET) or by mail using the Proxy Ballot you received separately.

Full proxy information is available at kraneshares.com/proxy-vote. Once you've voted, all outreach will stop immediately.

Thank you for your continued trust and investment in KraneShares.

If you have any questions, please contact KraneShares at +1-212-933-0393 or e-mail me personally at jon.krane@kraneshares.com.

Sincerely,

Jonathan Krane Chief Executive Officer KraneShares

KRANESHARES2026